SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED JUNE 29, 2006
(To Prospectus dated June 26, 2006)

                                 $1,846,600,100
                                  (Approximate)

                                   CWABS, INC.
                                    Depositor

                           [Logo Omitted]Countrywide
                           -------------------------
                                   HOME LOANS
                               Sponsor and Seller

                       Countrywide Home Loans Servicing LP
                                 Master Servicer

                CWABS Asset-Backed Certificates Trust 2006-11
                                 Issuing Entity

                    Asset-Backed Certificates, Series 2006-11




      This Supplement revises the Prospectus Supplement dated June 28, 2006 to the Prospectus dated June 26, 2006 with respect to the above-captioned series of certificates as described on the following pages.






Countrywide Securities Corporation
                                    Barclays Capital
                                                        UBS Investment Bank


                The date of this Supplement is July 12, 2006.

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      On page S-12 of the Prospectus Supplement, the first full paragraph and the four immediately following bullet points are deleted in their entirety and replaced with the following:

   On any distribution date on or after the adjustable rate stepdown date and so long as no adjustable rate trigger event is in effect, the principal distribution amount for loan group 2 and loan group 3 will be distributed in the following order:

      o     concurrently,

            (1) from the loan group 2 principal distribution amount, in an amount up to the Class 2-AV principal distribution amount, in the following order of priority:

                  (i) to the Class 2-AV Certificates, until the certificate principal balance thereof is reduced to zero; and

                  (ii) to the classes of Class 3-AV Certificates (after the distribution of the principal distribution amount from loan group 3 as described in clause (2)(i) of this bullet point), in the amounts and order of priority described below, until the certificate principal balances thereof are reduced to zero; and

            (2) from the loan group 3 principal distribution amount, in an amount up to the Class 3-AV principal distribution amount, in the following order of priority:

                  (i) to the classes of Class 3-AV Certificates, in the amounts and order of priority described below, until the certificate principal balances thereof are reduced to zero; and

                  (ii) to the Class 2-AV Certificates (after the distribution of the principal distribution amount from loan group 2 as described in clause (1)(i) of this bullet point), until the certificate principal balance thereof is reduced to zero; and

      o from the remaining principal distribution amount from loan group 2 and loan group 3, sequentially,

            (1) sequentially, to the Class MV-1, Class MV-2 and Class MV-3 Certificates, in that order, the combined Class MV-1, Class MV-2 and MV-3 principal distribution amount, until the certificate principal balances thereof are reduced to zero;

            (2) sequentially, to the Class MV-4, Class MV-5, Class MV-6, Class MV-7, Class MV-8 and Class BV Certificates, in that order, the subordinate class principal distribution amount for that class, in each case until the certificate principal balance thereof is reduced to zero; and

            (3)   as part of the excess cashflow.

      On pages S-69 and S-70 of the Prospectus Supplement, the definitions of Class AV Principal Distribution Allocation Amount, Class 2-AV Principal Distribution Amount, Class 2-AV Principal Distribution Target Amount, Class 3-AV Principal Distribution Amount and Class 3-AV Principal Distribution Target Amount are deleted in their entirety and replaced with the following:

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            "Class 2-AV Principal Distribution Amount" for any Distribution Date
      means the product of (x) the Class AV Principal Distribution Target Amount and (y) a fraction, the numerator of which is the Principal Remittance Amount for Loan Group 2 and the denominator of which is the sum of the Principal Remittance Amounts for Loan Group 2 and Loan Group 3.

            "Class 3-AV Principal Distribution Amount" for any Distribution Date means the product of (x) the Class AV Principal Distribution Target Amount and (y) a fraction, the numerator of which is the Principal Remittance Amount for Loan Group 2 and the denominator of which is the sum of the Principal Remittance Amounts for Loan Group 2 and Loan Group 3.

      On page S-86 of the Prospectus Supplement, clause (2) (including all subclauses and provisos thereof) is deleted in its entirety and replaced with the following:

            (2) For each Distribution Date on or after the Adjustable Rate Stepdown Date and so long as an Adjustable Rate Trigger Event is not in effect, from the Principal Distribution Amounts for Loan Group 2 and Loan Group 3, sequentially:

                 (A) concurrently:

                     (i) from the Principal Distribution Amount for Loan Group
                 2, in an amount up to the Class 2-AV Principal Distribution Amount, sequentially:

                          (a) to the Class 2-AV Certificates, until the
                     Certificate Principal Balance thereof is reduced to zero, and

                          (b) to the classes of Class 3-AV Certificates (after
                     the distribution of the Principal Distribution Amount from Loan Group 3 as provided in clause (2)(A)(ii)(a) below), in the amounts and order of priority set forth in clause (3) below, until the Certificate Principal Balances thereof are reduced to zero,

                     (ii) from the Principal Distribution Amount for Loan Group
                 3, in an amount up to the Class 3-AV Principal Distribution Amount, sequentially:

                          (a) to the classes of Class 3-AV Certificates, in the
                     amounts and order of priority set forth in clause (3) below, until the Certificate Principal Balances thereof are reduced to zero, and

                          (b) to the Class 2-AV Certificates (after the
                     distribution of the Principal Distribution Amount from Loan Group 2 as provided in clause (2)(A)(i)(a) above), until the Certificate Principal Balance thereof is reduced to zero,

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                 (B) from the remaining Principal Distribution Amounts for Loan
            Group 2 and Loan Group 3, sequentially:

                     (i) sequentially, to the Class MV-1, Class MV-2 and Class
                 MV-3 Certificates, in that order, the Combined Class MV-1, MV-2 and MV-3 Principal Distribution Amount, until the Certificate Principal Balances thereof are reduced to zero;

                     (ii) sequentially, to the Class MV-4, Class MV-5, Class
                 MV-6, Class MV-7, Class MV-8 and Class BV Certificates, in that order, the Subordinate Class Principal Distribution Amount for that class, in each case until the Certificate Principal Balance thereof is reduced to zero, and

                     (iii) any remainder as part of the Adjustable Rate Excess
                 Cashflow to be allocated as described under "--Overcollateralization Provisions" below.

      On page S-145 of the Prospectus Supplement, the references in the Index of Defined Terms to Class 2-AV-1 Principal Distribution Target Amount, Class 3-AV Principal Distribution Target Amount and Class AV Principal Distribution Allocation Amount are deleted in their entirety.

      On page S-145 of the Prospectus Supplement, the reference in the Index of Defined Terms to Class 2-AV-1 Principal Distribution Amount is revised to refer to Class 2-AV Principal Distribution Amount.

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